Cyber Defense Systems forms Airship Leasing Co., joint venture with Techsphere Systems grants license to purchase and lease four airships for commercial advertising

ST. PETERSBURG, Fla., Apr. 25, 2005-- Cyber Defense Systems, Inc. (OTCBB: CYDF) announces that on April 24, 2005 it completed a joint venture with Techsphere Systems International, Inc. to form Airship Leasing Co., LLC, an Oklahoma limited liability company. It is expected that investors in Airship Leasing Co., LLC (ALC) shall contribute in excess of $15 million dollars, an amount sufficient to allow ALC to purchase four non-remote (manned) mid-altitude airships from Techsphere Systems International, LLC. Upon completion, full payment and delivery of each of the four airships, this agreement grants ALC a non-exclusive license to lease the airships to commercial end users for advertising and promotion of the lessee's products. Cyber Defense Systems is an operating subsidiary of Proxity, Inc. (Pink Sheets: PRXT).

This agreement changes the current Marketing and Sales Agreement between Techsphere and Cyber dated May 1, 2004, which grants Cyber an exclusive right to market and sell Airships to government and military end users, and a non-exclusive right to market and sell Airships to commercial and telecommunication end users. Under the May 2004 agreement the fees paid to Cyber were variable and subject to prorated reduction depending on the sales price of the airships. The April 24, 2005 agreement allows for consideration given that the right to sell the four specified commercial airships under the proposed Joint Venture, while the commission payable to Cyber under the Marketing and Sales Agreement will be a flat rate of 6.5% of the purchase price for all sales to government and military end users. Cyber will also receive a flat rate of 9% of all their commercial and telecommunication sales. (Refer to 8K filing for details.)

"This agreement gives Techsphere and Cyber Defense a new market and revenue source to pursue. The long lead time associated with government projects will ultimately be a long term support mechanism for both our companies. However, the global commercial market offers immediate opportunities and more timely revenues. These first four airships will allow us to complete the FAA process and refine our design and performance characteristics. We look forward to a long and profitable relationship with Cyber," states Mike Lawson, President of Techsphere Systems International, LLC.

Billy Robinson, CEO Cyber Defense Systems, Inc. notes, "This revised agreement takes the uncertainty out of all future sales and allows Cyber the opportunity to pursue the commercial market for additional revenue opportunities that were not available under the original agreement. Instead of the Goodyear Blimp we want our airships plying the skies. Cyber also plans to locate our maintenance and repair facilities in Oklahoma. This central location will provide access to airships operating on either coast."

About Cyber Defense Systems

Cyber Defense Systems, Inc. is designing and building a new generation of UAV's. Cyber Defense also has the global government and military marketing rights to Techsphere Systems International LLC Spherical and Semi-spherical airships. Cyber Defense is currently marketing the airships and their CyberBug(TM) UAV's to various branches of the U.S. government and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations. http://www.cyberdefensesystems.com

About Proxity

Proxity, Inc. is a developmental holding company specializing in the deployment and marketing of security protection technology and government contract fulfillment. With 18,750,000 shares in CYDF, Proxity is the Company's majority shareholder. Proxity seeks to acquire and develop security technology. The Company plans to enter into teaming and exclusive and nonexclusive marketing and distribution agreements with products developed for commercial, military and homeland defense. http://www.proxity.com

About Techsphere Systems International, LLC

Techsphere Systems International, LLC, located in Atlanta and Columbus GA, is the manufacturer of low, mid and high altitude airships. Together with their teaming companies, Techsphere will design and build unique airship platforms for use in many areas including surveillance, the military and wireless communications. The current spherical airship design holds the world altitude record at over 20,000 feet. http://www.techsphere.us

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control and those actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Investor Contact:
Equitilink LLC
Andy Arms, 877-788-1940
International or local: 858-824-1940
www.equitilinkpr.com

Techsphere Contact:
Techsphere Systems International, LLC
David Payne 404-8982275
www.techsphere.us

Media Contact:
Emerson Gerard Associates, Inc.
Jerry Jennings, 561-881-7318
mediareply@emersongerard.com
www.emersongerard.com


                                       2